EXHIBIT 5



                          [BANK UNITED CORP. LETTERHEAD]

                                December 19, 1997





         Ladies and Gentlemen:

         With reference to the registration statement on Form S-8 which Bank United Corp. (the "Company") proposes to file with the Se-curities and Exchange Commission (the "SEC") under the Securi-ties Act of 1933, as amended, registering 3,322,862 shares of Class A common stock, par value $.01 per share, of the Company (the "Shares") which may be offered and sold by the Company un-der the Bank United Corp. 1996 Stock Incentive Plan, the Di-rector Stock Compensation Plan and the Executive Management Compensation Program (collectively, the "Plans"), which Shares, under the terms of the Plans may be authorized and unissued shares, treasury shares, or shares purchased on the open market or otherwise, I am of the opinion that:

                        (i)  the Company is a corporation duly orga-
              nized, validly existing and in good standing under the laws of the State of Delaware, and

                       (ii) all proper corporate proceedings have been taken so that any Shares to be offered and sold which are of original issuance, upon sale and payment therefor in accordance with the Plans and the resolutions of the Board of Directors relating to the offering and sale of common shares thereunder, will be legally issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion with the SEC in connection with the registration statement referred to above.


                                  Very truly yours,

                                  /s/ Jonathon K. Heffron

                                  Jonathon K. Heffron